SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                         ------------------------------


                          POCKETSPEC TECHNOLOGIES INC.
        -----------------------------------------------------------------
        (Exact Name of Small Business Issuer as specified in its charter)



               COLORADO                               84-1461919
           ---------------                    --------------------------
           (State or other                    (IRS Employer File Number)
           jurisdiction of
            incorporation)

                               3225 East 2nd Ave.
                             DENVER, COLORADO 80206
              -----------------------------------------------------
              (Address of principal executive offices and Zip code)


                         2003 STOCK COMPENSATION PLAN I
                         ------------------------------
                            (Full title of the plan)


                 F. Jeffrey Krupka, Chief Executive Officer 3225
                                  East 2nd Ave.
                             Denver, Colorado 80206
                 -----------------------------------------------
                     (Name and address of agent for service)


                                  (303)393-8060
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

  Title of          Amount    Proposed Maximum  Proposed Maximum       Amount Of
Securities To       To Be      Offering Price      Aggregate        Registration
Be Registered     Registered   Per Share(1)     Offering Price(1)         Fee
-------------     ----------  ----------------  -----------------   ------------

COMMON SHARES       1,000,000       $0.30           $300,000            $100.00
$0.001 par value
OPTIONS TO          1,000,000       $0.00             $ 0.00            $  0.00
PURCHASE SHARES
TOTAL                                                                   $100.00
(minimum fee)

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

     Note: The document(s) containing the information concerning the 2003 Stock Compensation Plan I (the "Plan") of PocketSpec Technologies Inc., a Colorado corporation (the "Registrant" or the "Company"), dated June 1, 2003 required by
Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

     a. The Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003;

     b. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 2003; and

     c. The Company's Current Reports on Form 8-K subsequent to January 31, 2003 and up to and including the date of this Registration Statement.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     We are authorized to issue 50,000,000 shares of Common Stock, par value $.0.001 per share, and 1,000,000 shares of non-voting Preferred Stock, par value $1.00 per share, to have such classes and preferences as our Board of Directors may determine from time to time. A total of 33,616,684 common shares were outstanding as of April 30, 2003. No shares of Preferred Stock were outstanding as of April 30, 2003.

Common Stock

     Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;

(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

     All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock

     As of the date hereof, there are no shares of preferred stock issued and outstanding. The Company's Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of Preferred Stock, there can be no assurance that it will not do so in the future. If the Company issues Preferred Stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.

Transfer Agent

     The Company has appointed Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209 as transfer agent for the Common Stock. Their phone number is (303)282-4800.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Persons and entities affiliated with David Wagner & Associates, P.C., Attorneys at Law, special securities counsel for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit 5, own approximately 450,000 of our common shares.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Registrant's Articles of Incorporation and Bylaws and the Colorado Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number      Description
------      -----------

4.1         2003 Stock Compensation Plan I, dated June 1, 2003.

5           Opinion of Counsel, David Wagner & Associates, P.C.

23.1        Consent of Hein + Associates, LLP, independent Certified Public
            Accountants.

23.2 Consent of Cordovano and Harvey, P.C., independent Certified Public Accountants.

23.3        Consent of David Wagner & Associates, P.C. (Included in Exhibit 5).


ITEM 9.  UNDERTAKINGS

          1.   The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 17th day of June, 2003.



                                      PocketSpec Technologies Inc.


Dated: 6/17/03                        By:  /s/ F. JEFFREY KRUPKA
                                           -------------------------------------
                                           F. Jeffrey Krupka
                                           President


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


                                       CHIEF FINANCIAL OFFICER


Dated: 6/17/03                        By:  /s/ CYNTHIA KETTL
                                           -------------------------------------
                                           Cynthia Kettl
                                           Treasurer and Director


Dated: 6/17/03                        By:  /s/ F. JEFFREY KRUPKA
                                           -------------------------------------
                                           F. Jeffrey Krupka
                                           Director


Dated: 6/17/03                        By:  /s/ JANET BROPHY
                                           -------------------------------------
                                           JANET BROPHY
                                           Director

Dated: 6/17/03                        By:  /s/ GREGG WAGNER
                                           -------------------------------------
                                           GREGG WAGNER
                                           Director

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                          ---------------------------

                               PocketSpec Technologies Inc.
              ----------------------------------------------------
               (Exact name of Issuer as specified in its charter)

                                    EXHIBITS


                                  EXHIBIT INDEX


EXHIBIT
NUMBER          DESCRIPTION
-------         -----------

4.1             2003 Stock Compensation Plan I, dated June 1, 2003.

5               Opinion of Counsel, David Wagner & Associates, P.C.

23.1            Consent of Hein + Associates, LLP, independent Certified Public
                Accountants.

23.2 Consent of Cordovano and Harvey, P.C., independent Certified Public Accountants.

23.3            Consent of David Wagner & Associates, P.C. (Included in
                Exhibit 5).